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Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction
K12 Management Inc.	Delaware
K12 Services Inc.	Delaware
Power-Glide Language Courses, Inc.	Utah
K12 International Holdings B.V.	Netherlands

Subsidiaries of K12 Management Inc.

Name	Jurisdiction
K12 Virtual Schools LLC	Delaware
K12 Classroom LLC	Delaware
K12 Classroom Delaware, LLC	Delaware
K12 California LLC	Delaware
K12 Florida LLC	Delaware
K12 Washington LLC	Delaware

Subsidiary of Power-Glide Language Courses, Inc.

Name	Jurisdiction
Middlebury Interactive Languages LLC	Delaware

Subsidiaries of K12 International Holdings B.V.

Name	Jurisdiction
K12 International Academy B.V.	Netherlands
K12 International Ltd.	Cayman Islands
K12 International GmbH	Switzerland
K12 Education Ltd	United Kingdom
Web International Education Group Ltd.	Cayman Islands

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  Exhibit 21.1